            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration
Statement No. 333-148748 on Form N-14/A of our report dated February 13, 2008, relating to the financial statements and financial highlights of Government
Securities Portfolio, a series of Panorama Series Fund, Inc., appearing in the
Prospectus, which is part of this Registration Statement.

We also consent to the use in this Pre-Effective Amendment No. 1 to
Registration Statement No. 333-148748 on Form N-14/A of our report dated
February 13, 2008, relating to the financial statements and financial highlights of Oppenheimer Core Bond Fund/VA, a series of Oppenheimer Variable
Account Funds, appearing in the Prospectus, which is part of this Registration
Statement.

    /s/ DELOITTE & TOUCHE LLP
    DELOITTE & TOUCHE LLP

Denver, Colorado
March 6, 2008